Exhibit 10.76a

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is dated as of March 27, 2025, and entered into by and between Monro, Inc. (the “Company”) and Michael Broderick  (the “Executive”).  Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company terminated Executive’s employment effective as of March 27, 2025 (the “Termination Date”);

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement dated October 26, 2023 (the “Employment Agreement”; capitalized terms not defined herein have the meanings set forth in the Employment Agreement);

WHEREAS, pursuant to Section 5.4 of the Employment Agreement, Executive is required to enter into this Agreement to receive the payments and benefits specified therein; and

WHEREAS, Executive and the Company wish to set forth the terms and conditions of the termination of Executive’s  employment with the Company and the related rights and obligations of the Parties, each as described in this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment.

(a) Termination Date;  Resignation of Positions.  Executive’s employment and all other roles with the Company and its affiliates terminated on the Termination Date.  Effective as of the Termination Date, Executive hereby resigns all positions that Executive may hold as an officer or director of the Company and any of the Company’s subsidiaries or affiliates (including, without limitation, as a member of the Board).  Executive further agrees to execute  any additional materials provided to Executive by the Company to confirm such resignations.

(b) Separation Benefits.  Provided that Executive (i) executes and does not revoke Executive’s acceptance of this Agreement and (ii) remains in compliance with the terms and conditions set forth in this Agreement (including, without limitation, Section 4 hereof), Executive shall receive the following payments and benefits set forth in Section 5.4 of the Employment Agreement, less any applicable taxes and withholdings:

(i) payment of one year of Base Salary (i.e., $800,000), payable over twelve (12) months in accordance with the Company’s payroll practices);
(ii) if Executive timely elects “COBRA” health continuation coverage, Company payment of the premiums for such coverage for the month of April 2025;

(iii) payment of the Pro Rata Bonus to which the Executive is entitled, payable in accordance with Section 3.2 of the Employment Agreement;
(iv) vesting of the unvested Options granted pursuant to Section 3.4(A) of the Employment Agreement (i.e., 6,666 Options) which, if unexercised, shall expire 90 days after the Termination Date; and

(v) vesting of all time-vesting equity awards that have been granted to Executive (that have neither expired nor been previously exercised by Executive) through the Termination Date (and any stock options shall remain exercisable for a period of 90 days following the Termination Date), and vesting of all performance-vesting equity awards on a pro rata basis based on the number of days the Executive was employed during the applicable performance period and  achievement of the applicable performance goals, all in accordance with the other terms of the applicable grant.  For the avoidance of doubt, the equity awards subject to this clause are specified on Exhibit A.

In addition, whether or not Executive enters into this Agreement, to the extent not already paid, Executive shall be paid accrued but unpaid Base Salary earned through the Termination Date.

(c) Other Payments.  Executive acknowledges that Executive has received from the Company all amounts owed in connection with his employment, including, without limitation, salary, deferred compensation and bonuses. Other than the compensation set forth in this Agreement, Executive acknowledges and agrees that Executive is not eligible to receive any severance pay or benefits from the Company or any other Company Party (as defined below), including under the terms of the Employment Agreement.    For the avoidance of doubt, Section 7 of  the Employment Agreement survives Executive’s termination of employment and shall continue in effect in accordance with its terms.

2. Mutual Release of Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 1(b) hereof,  Executive knowingly and voluntarily (for and on behalf of Executive,  Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors and subsidiaries, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with, or separation or termination from, any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, harassment, discrimination, retaliation, violation of public policy, defamation, impairment of economic opportunity, or alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act) (“ADEA”),  Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the New York State Executive Law (including the New York State Human Rights Law), the New York Equal Pay Law, the New York Whistleblower Law, the New York Paid Sick Leave Law, the New York Paid Family Leave Law, the New York False Claims Act, the New York Wage Theft Prevention Act, the New York Corrections Law, N.Y. Gen. Bus. Law Sec. 380-B et seq., the Non-Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law, the New York Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Occupational Safety and Health Laws, the New York Fair Credit Reporting Act and the New York Constitution; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim (as defined below);  and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) In no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement;  or (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under the Company’s governing documents or the Company’s  D&O insurance policies. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the New York Department of Labor  (“DOL”),  or other comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, NLRB, DOL or other comparable state or local agency or cooperating in any such investigation or proceeding; however, subject to Section 4 hereof, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC, NLRB, DOL or other comparable state or local agency or proceeding or subsequent legal actions.

(c) For good and valuable consideration, the Company knowingly and voluntarily hereby releases and forever discharges the Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns (collectively, the “Executive Parties”), from liability for, and the Company hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with the Company and any other acts or omissions related to any matter occurring on or prior to the date that the Company executes this Agreement, including any alleged breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, harassment, discrimination, retaliation, violation of public policy, defamation, impairment of economic opportunity, or alleged violation through such time of any federal, state or local law, regulation or ordinance (collectively, the “Company Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Company is simply agreeing that, in exchange for the consideration received by the Company pursuant to this Agreement, any and all potential claims of this nature that the Company may have against the Executive Parties, regardless of whether they actually exist, are expressly settled, compromised and waived;  provided that this release does not apply to claims arising out of Executive’s fraud, willful misconduct or gross negligence (and, for the avoidance of doubt, the Monro, Inc. Amended and Restated Clawback Policy, as described in the Company’s 2024 proxy statement, continues to apply to Executive in accordance with its terms).

3. Representations and Warranties Regarding Claims; Covenant Not to Sue.

(a) Executive and the Company each represent and warrant that, as of the time at which they sign this Agreement, they have not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties or the Executive Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive and the Company sign this Agreement. Executive and the Company further represent and warrant that Executive and the Company have not made any assignment, sale, delivery, transfer or conveyance of any rights Executive or the Company has asserted or may have against any of the Company Parties or the Executive Parties, respectively, with respect to any Released Claim or Company Released Claim.

(b) In addition to waiving and releasing the Released Claims,  Executive agrees never to sue any Company Party in any forum for any reason arising out of Executive’s employment with the Company, including but not limited to the Released Claims; provided, however, that Executive may bring a claim against the Company to enforce  this Agreement or to challenge the validity of this Agreement under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Executive agrees and acknowledges that if he breaks this promise not to sue, then Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Company or any Company Party in defending any matter or proceeding covered by the promise not to sue.

4. Restrictive Covenants; Protected Disclosures. Executive reaffirms and agrees to honor his obligations under Section 7 of the Employment Agreement.  For the avoidance of doubt, nothing in this Agreement or the Employment Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”),  including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company or any Company Parties.  This Agreement and the Employment Agreement do not limit

Executive’s right to receive an award for information provided to a Government Agency. In addition, nothing in this Agreement or the Employment Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

5. Nondisparagement.  Except as permitted pursuant to Section 4, Executive agrees that Executive will not make or publish any remarks, comments, or statements (orally, electronically, or in writing) or instigate, assist or participate in the making or publication of any remarks, comments, or statements, which would disparage the Company Parties, and the Company shall instruct its executive officers and the members of the Board not to make or publish any remarks, comments, or statements (orally, electronically, or in writing) or instigate, assist or participate in the making or publication of any remarks, comments, or statements, which would disparage Executive.    The term “disparage” includes, without limitation, conduct, comments, judgments, opinions, and personal views or statements which, directly or by implication, whether or not done anonymously, create or could tend to create, a detrimental, negative, critical, unfavorable, or false impression.

6. Cooperation.  Executive agrees to make himself reasonably available to and reasonably cooperate with the Company and its attorneys in any administrative, regulatory, or judicial proceeding or internal or external investigation.  Executive understands and agrees that his cooperation would include, but not be limited to, making himself reasonably available to the Company upon reasonable notice for interviews; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. In the event the Company asks for Executive’s cooperation in accordance with this provision, the Company will reimburse him for reasonable out-of-pocket expenses (excluding legal expenses) incurred by him in connection with such cooperation, provided that those expenses are pre-approved and Executive timely submits appropriate documentation.

7. Executive’s Acknowledgements.    Executive acknowledges and agrees that the release given above includes a waiver and release of any and all claims which Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. The waiver and release set forth above does not waive rights or claims that may arise under the ADEA after the date on which Executive signs this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b) Executive is not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of 21 days after Executive’s receipt of this Agreement or by providing different terms to those who sign such an agreement before the expiration of such time period;

(c) Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(d) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(e) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement;

(f) The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g) No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

8. Revocation Right.  Notwithstanding the initial effectiveness of this Agreement upon execution by the Parties,  Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date that he signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Maureen Mulholland, no later than 11:59 pm ET on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 2 will be of no force or effect and Executive will not receive the payments and benefits set forth in Section 1(b) hereof.

9. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.  The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement..

10. Counterparts.    This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

11. Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Company and Executive.   This Agreement and the Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof and, unless otherwise expressly stated herein, supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.

12. Third-Party Beneficiaries.    Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Section  2 hereof and entitled to enforce such provisions as if it were a party hereto.

13. Further Assurances.    Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

14. Severability; Waiver.  Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder. Any Party’s waiver of another Party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such Party of a provision of this Agreement.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

15. Interpretation.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”,  “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

16. No Assignment.  No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

17. Withholdings; Deductions.  The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to in writing by Executive.

18. Notices. Section 9.2 of the Employment Agreement is incorporated herein, mutatis mutandis.
19. Section 409A. Section 9.10 of the Employment Agreement is incorporated herein, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed this Agreement on this 2nd day of April, 2025.

EXECUTIVE

/s/ Michael Broderick
Michael Broderick

MONRO, INC.

By:/s/ Maureen Mulholland
Name: Maureen Mulholland
Title: Executive Vice President and Chief Legal Officer

Signature Page to

Separation Agreement

EXHIBIT A

OUTSTANDING EQUITY AWARDS